Exhibit 5.1

Morgan, Lewis & Bockius llp

One Federal Street
Boston, Massachusetts 02110-1726

Tel. +1.617.341.7700

Fax: +1.617.341.7701

www.morganlewis.com

September 22, 2021

Leap Therapeutics, Inc.

47 Thorndike Street, Suite B1-1

Cambridge, MA 02141

Ladies and Gentlemen:

This opinion is furnished to you in connection with the filing of a prospectus supplement, dated September 22, 2021 (the “Prospectus Supplement”), to a Registration Statement on Form S-3, Registration No. 333-248797 (the “Registration Statement”) filed by Leap Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the public sale of (a) 22,828,072 shares of the Company’s common stock (the “Firm Shares”), (b) pre-funded warrants (the “Warrants”) to purchase up to an aggregate of 8,771,928 shares of the Company’s common stock (the “Warrant Shares”), and (c) up to 4,740,000 additional shares of the Company’s common stock (the “Option Shares”, and, together with the Firm Shares, the “Shares”), pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated September 22, 2021 by and among the Company and Piper Sandler & Co. and Raymond James & Associates, Inc., as representatives of the several Underwriters named therein. The Shares, the Warrants and the Warrant Shares are to be sold pursuant to the Prospectus Supplement and the base prospectus included in the Registration Statement, dated October 16, 2020 (together with the Prospectus Supplement, the “Prospectus”). The Underwriting Agreement is being filed as an exhibit to a Current Report on Form 8-K and will be incorporated by reference into the Registration Statement.

As counsel to the Company, in rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the certificate of incorporation and bylaws of the Company, (ii) the Registration Statement and the exhibits thereto filed with the Commission, (iii) the Prospectus, (iv) the Underwriting Agreement, (v) copies of resolutions adopted by the Board of Directors of the Company at any meeting duly called and held or by written consent without a meeting, and (vi) copies of resolutions adopted by the stockholders of the Company at any meeting duly called and held.

We have assumed that any Warrants issued by the Company pursuant to the Registration Statement, the Prospectus and the Underwriting Agreement will be issued under one or more valid, binding, and enforceable warrant or similar agreements and the certificates or agreements for the Warrants will be duly executed and delivered by the Company. We have further assumed that any Warrant Shares issued from time to time upon exercise of any of the Warrants will not exceed the maximum number of authorized and unissued shares of the Company’s common stock then available.

The enforcement of any obligations of the Company may be limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies, including, without limitation, fraudulent conveyance and fraudulent transfer laws.

Our opinions are subject to the effects of general principles of equity (whether considered in a proceeding at law or in equity), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality and reasonableness, and the implied duty of good faith and fair dealing.

This opinion is limited solely to the Delaware General Corporation Law without regard to choice of law, to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

Based on such examination and subject to the foregoing, we are of the opinion that:

(a) the Shares, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Underwriting Agreement, will be duly and validly issued, fully paid and non-assessable;

(b) following (i) execution and delivery by the Company of the Warrants pursuant to the terms of the Underwriting Agreement, (ii) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Pricing Committee of the Board of Directors, and (iii) exercise of any of the Warrants pursuant to their terms, receipt by the Company of the exercise price for the applicable Warrant Shares as specified in the applicable Warrants so exercised, and issuance of such Warrant Shares, such Warrant Shares will be validly issued, fully paid and non-assessable; and

(c) the Warrants, when the certificates or agreements therefor have been duly authorized, executed and delivered by the Company against the payment specified therefor, will be valid and binding obligations of the Company.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on September 22, 2021 (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the reference to this firm therein and under the heading “Legal Matters” in the Prospectus Supplement included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. In rendering this opinion, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matter or matters. This opinion is intended solely for use in connection with the issuance and sale of the Shares, Warrants and/or Warrant Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

MORGAN, LEWIS & BOCKIUS LLP